Exhibit 10.25

276 5th Avenue Suite, 704 # 739 New York, NY 10001.

15th June 2022

Hoo Voon Him

(Malaysian N.R.I.C. No.: 810724-14-5235)

19-5-1, Palma Royal Mont Kiara,

Jalan Kiara, Mont Kiara,

50480 Kuala Lumpur,

Malaysia.

Dear Sir,

Re:  Executive Employment Agreement - Exercise of Extension Right (“Letter of Extension”)

1.	We refer to the above matter and the Executive Employment Agreement dated 1st June 2021 (“Agreement”) entered between Treasure Global Inc (“TGI” or the “Company”) and Hoo Voon Him (the “Executive”), for the appointment of the Executive as the Chairman cum Managing Director of TGI.

2.	Unless otherwise defined herein, this Letter of Extension should be read in conjunction with the Agreement, and all capitalised terms used herein shall have the same meaning as defined in the Agreement.

3.	Notwithstanding the date of this Letter of Extension, the Company hereby agrees to exercise its discretionary right granted under Clause 3.1 of the Agreement to extend the Term of the same Agreement for a period of ONE (1) year, commencing immediately after the date the Agreement lapses, 15th June 2022 until 14th June 2023 (the “Extension Term”).

4.	As agreed between the Executive and the Company, subject solely to amendments stated in paragraph 5 below, the terms and conditions of the Agreement shall continue to apply without variation during the Extension Term.

5.	Pursuant to Clause 11.1 of the Agreement, the Company and the Executive have agreed to modified the terms and conditions of the Agreement as follows: -

(a)	During the Extension Term, all reference of “Term” in the Agreement shall be construed as the Extension Term;

(b)	Clause 3.1 of the Agreement shall be entirely deleted and replaced with the following: -

The term of this Agreement shall commence on the date first written above (the “Effective Date”) and shall continue until one year after Effective Date (the “Term”). Subject to approval by the Board, the Term may be renewed on a yearly basis after expiry of the Term.

(c)	Schedule 1 of the Agreement entirely deleted and replaced with the following: -

1.	Salary:	United States Dollars Ten Thousand Only (USD10,000.00) per month during the Term provided always that: -

		(a)	Subject to (b) below, the salaries shall be paid on the last day of the Term (i.e. 14th June 2023) on accrual basis in relation to services render for the whole Term.

		(b)	In the event the Agreement is being terminated prior to the expiry of the Term by: -

(i) the Executive due to whatsoever reason; or

276 5th Avenue Suite, 704 # 739 New York, NY 10001.

(ii)	the Company due to breach of the Agreement of the Executive or breach of any statutory duty by the Executive;

(whichever applicable) (“Specific Termination”);

then: -

a)	the sum of USD120,000.00 being the sum supposedly to be payable by the Company but for the Specific Termination to the Executive, shall cease to be payable by the Company;

b)	the Executive hereby waive all his rights to pursue any claims, actions and proceedings to recover any payment or any part thereof for any value of the services rendered as of the day of the occurrence of the Specific Termination (including but not limited to the legal and equitable rights to claim for payment based upon the principle of quantum meruit); and

c)	Parties agree that any such sum which would have been payable for services rendered but for the waiver in b) above shall be deemed forfeited by the Company as liquidated ascertained damages being the reasonable compensation for the Company in relation to the Specific Termination and such reasonable compensation shall never be construed as penalty upon the Executive.

For the avoidance of doubts, there shall be no shares payment payable by the Company to the Executive during the whole Extension Term.

6.	Time whenever mentioned herein is of the essence. Notwithstanding the date of the Letter of Extension or the date of acceptance of the Executive at the footer of the Letter of Extension, all clauses in the Letter of Extension shall be effective as of 15th June 2022 provided always that: -

clause 5 (b) of the Letter of Extension shall have retrospective effect whereby it shall be effective as of 15th June 2021.

7.	Kindly signify the Executive’s agreement to the Extension Term and the modification to the Agreement, by signing and returning the duplicate of this Letter of Extension to the Company.

Thank you.

Yours Faithfully,

Chief Executive Officer
Teo Chong Chan
Treasure Global Inc
(Delaware Department of State’s File No.: 7908921)

276 5th Avenue Suite, 704 # 739 New York, NY 10001.

ACCEPTANCE

I, Hoo Voon Him (Malaysian N.R.I.C. No: 810724-14-5235) of full capacity, have read and understand all terms and conditions this Letter of Extension hereby willfully accepts with free consent of all the terms and conditions in this Letter of Extension.

Name	: Hoo Voon Him
Malaysian N.R.I.C. No.	: 810724-14-5235
Date	: 15th June 2022